Exhibit 99.1

CONSTELLATION BRANDS ANNOUNCES NEW AND EXPANDED RESPONSIBILITIES FOR EXECUTIVES
JIM SABIA AND MALLIKA MONTEIRO

Jim Sabia assumes new role of Managing Director, Beer Division;
Mallika Monteiro’s role expanded to Chief Growth, Strategy and Digital Officer

VICTOR, N.Y., Feb. 23, 2021 - Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, today announced new and expanded responsibilities for two members of its Executive Management Committee, effective March 1, 2021. Jim Sabia, who has served as Constellation’s Executive Vice President and Chief Marketing Officer since 2018, has assumed the newly created role of Executive Vice President and Managing Director, Beer Division, with responsibility for leading the division’s operations services and commercial business functions. Constellation’s Chief Marketing Officer role will remain open in the near-term, but given the importance of this role to the company’s long-term growth aspirations, Constellation will look to fill this position over time. Mallika Monteiro will assume expanded responsibilities as Executive Vice President and Chief Growth, Strategy and Digital Officer. In addition to her current responsibilities leading the company’s growth and strategy functions, she will assume added responsibility for leading the company’s media initiatives, including digital marketing, 3-Tier ecommerce, and Constellation Ventures (which focuses on investing in early stage start-ups in the beverage alcohol space and adjacent categories).

“Our company has had a great deal of success over the past decade, and we have bold ambitions for the future as well,” said Bill Newlands, Constellation’s president and CEO. “To achieve our long-term aspirations, it is critical that we continue to invest in broadening the knowledge, perspective and capabilities of our leaders. These moves will help us do just that. Both Mallika and Jim will continue to work closely with the rest of our executive management committee to further build on our success.”

Sabia joined Constellation Brands in 2007 as Vice President, Marketing for the company’s spirits business. He was promoted to Chief Marketing Officer of Constellation’s beer division in 2009 and to Executive Vice President, Chief Marketing Officer for Constellation’s full portfolio in 2018. Under Sabia’s leadership, growth trends for the company’s beer portfolio significantly outpaced the U.S. beer market and, upon the assumption of responsibilities for the full portfolio, he played an instrumental role in the transformation of the company’s Wine & Spirits business, working to build consumer affinity for the company’s premium portfolio of powerhouse wine and spirits brands.

“We have some of the most iconic, consumer-loved brands in the industry, and the very best teams behind them,” said Sabia. “I look forward to continuing to work with the team to drive a consumer-obsessed mindset across our business as we progress towards our long-term growth aspirations.”

Monteiro joined Constellation Brands in 2016 as Vice President, Beer Innovation, and has gone on to hold a number of roles with increasing leadership responsibility across consumer and category insights, innovation and new product development across beer, wine and spirits, as well as leading the company’s strategy development and business transformation functions.

Monteiro has made significant contributions to help strengthen the company’s innovation process, including leading the development of one of Constellation’s most successful new product launches in Corona Hard Seltzer, and was a driving force behind the company’s Focus on Female Founders program, designed to invest $100 million in female-founded or female-owned start-ups in the beverage alcohol space by 2028. In 2019, Monteiro was promoted to Executive Vice President and Chief Growth & Strategy Officer, where she has served as a member of Constellation’s Executive Management Committee.

“We must be agile to stay ahead of shifting consumer behavior,” said Monteiro. “This requires us to continue building an organization with best-in-class capabilities to anticipate, meet and engage with consumers where they’re headed, whether that’s in digital channels or by exploring disruptive brands in emerging categories. I’m excited to work with our teams to drive our big ambitions in these areas.”

ABOUT CONSTELLATION BRANDS

At Constellation Brands (NYSE: STZ and STZ.B), our mission is to build brands that people love because we believe sharing a toast, unwinding after a day, celebrating milestones, and helping people connect, are Worth Reaching For. It’s worth our dedication, hard work, and the bold calculated risks we take to deliver more for our consumers, trade partners, shareholders, and communities in which we live and work. It’s what has made us one of the fastest-growing large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Today, we are a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Every day, people reach for our high-end, iconic imported beer brands such as Corona Extra, Corona Light, Corona Premier, Modelo Especial, Modelo Negra, and Pacifico, and our high-quality premium wine and spirits brands, including the Robert Mondavi Brand Family, Kim Crawford, Meiomi, The Prisoner Brand Family, SVEDKA Vodka, Casa Noble Tequila, and High West Whiskey.

But we won’t stop here. Our visionary leadership team and passionate employees from barrel room to boardroom are reaching for the next level, to explore the boundaries of the beverage alcohol industry and beyond. Join us in discovering what’s Worth Reaching For.

To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934 / michael.mcgrew@cbrands.com Amy Martin 585-678-7141 / amy.martin@cbrands.com	Patty Yahn-Urlaub 585-678-7483 / patty.yahn-urlaub@cbrands.com Marisa Pepelea 312-741-2316 / marisa.pepelea@cbrands.com

Mallika Monteiro	Jim Sabia
Chief Growth, Strategy & Digital Officer	Managing Director, Beer Division